SUB-ITEM 77I
Terms of new or amended securities
On January 8, 2018, Form Type N-1A/A, Accession No. 0001710607-18-000009,
an amendment to the registration statement of American Century ETF Trust, was filed with the Securities and Exchange Commission. This amendment registered two new funds, American Century Diversified Corporate Bond
ETF and American Century STOXX U.S. Quality Value ETF, effective January 9, 2018, and describes the characteristics of the new funds.